Exhibit 4.12

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription”) is dated as of October 17, 2019, by and among Redhill Biopharma Ltd., a company limited by shares organized under the laws of the State of Israel, registration number 514304005 (the “Company”), Cosmo Pharmaceuticals NV, a Dutch corporation (“Cosmo Pharma“), and Cosmo Technologies Ltd. (“Cosmo Technology“, and together with Cosmo Pharma, the “Investors"), each such Investor with a place of business at Riverside II, Sir John Rogerson’s Quay, Dublin 2, Ireland.

RECITALS

A.        Cosmo Pharma wishes to acquire from the Company, and the Company wishes to issue and sell to Cosmo Pharma, upon the terms and conditions stated in this Subscription, 5,185,715 American Depositary Shares (the “Cosmo Pharma ADSs”), representing  51,857,143 ordinary shares of the Company, par value NIS 0.01 per share (the “Cosmo Pharma Ordinary Shares”), at a price per share of $7.00., representing approximately the average price per ADS over the last 30 days.

B.         Cosmo Technology wishes to acquire from the Company, and the Company wishes to issue and sell to Cosmo Technology, pursuant to the Exclusive License Agreement being entered into on the date hereof between the Company and Cosmo Technology (the “License Agreement”), upon the terms and conditions stated in this Subscription, 1,714,286 American Depositary Shares (the “Cosmo Technology ADSs”, and together with the Cosmo Pharma ADSs, the “ADSs”), representing  17,142,858 ordinary shares of the Company, par value NIS 0.01 per share (together with the Cosmo Pharma Ordinary Shares, the “Ordinary Shares”), at a price per share of $7.00, representing approximately the average price per ADS over the last 30 days.

C.        The Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company, the ADSs as more fully described in this Subscription,  in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Subscription, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.         Purchase and Sale of ADSs.

(a)        Subscription Amount.  Cosmo Pharma agrees to acquire, and the Company agrees to sell and issue to Cosmo Pharma, on the Closing Date (as defined below) the Cosmo Pharma ADSs for the total purchase price of US$36,300,000 (the “Subscription Amount“). Cosmo Technology agrees to acquire, and the Company agrees to sell and issue to Cosmo Technology, on the Closing Date the Cosmo Technology ADSs in consideration for entering into the License Agreement.

(b)        Closing.  The completion of the purchase and sale of the ADSs (the “Closing”) shall take place remotely by electronic means as the parties may mutually agree on the first (1st) Business Day on which the conditions to the Closing set forth in Section 1(c) below (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) are satisfied or waived (or such later date as is mutually agreed to by the Company and the Investors). As used herein, “Business Day” means any day other than Friday, Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; and “Closing Date” means the date on which the Closing occurs.

(c)        Conditions to Closing:

(i)         The obligation of the Company hereunder to issue and sell the ADSs to the Investors at the Closing is subject to satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(A) On the Closing Date, Cosmo Pharma shall pay the Subscription Amount by wire transfer of immediately available funds to the Company to such bank account or accounts as shall be designated by the Company, and Cosmo Technology will execute the License Agreement; and

(B) The representations and warranties of the Investors shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date and that any representation and warranty qualified by materiality shall be true and correct in all respects), and the Investors shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription to be performed, satisfied or complied with by the Investors at or prior to the Closing Date.

(ii)       The obligation of the Investors hereunder to purchase and acquire the ADSs at the Closing is subject to satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Investors’ sole benefit and may be waived by the Investors at any time in its sole discretion by providing the Company with prior written notice thereof:

(A) On the Closing Date, the Company shall cause the Cosmo Pharma ADSs to be delivered in book-entry form registered in the name of Cosmo Pharma, and the Company shall cause the Cosmo Technology ADSs to be delivered in book-entry form registered in the name of Cosmo Technology, in each case  on the records of The Bank of New York Mellon, as the depositary (the “Depositary”), pursuant to the Deposit Agreement, dated as of December 26, 2012, among the Company, the Depositary, and all owners and holders from time to time of ADSs issued thereunder;

(B) RESERVED;

(C) RESERVED;

(D) The License Agreement shall have been duly executed by all parties thereto;

(E) The ADSs shall be duly listed, and admitted and authorized for trading, on the NASDAQ Capital Market (subject to official notice of issuance, if required);

(F) The Ordinary Shares represented by the ADSs shall have been approved for listing on the Tel Aviv Stock Exchange (subject to official notice of issuance);

(G) None of the listing of the ADSs on the NASDAQ Capital Market or the listing of the Ordinary Shares on the Tel Aviv Stock Exchange shall have been suspended as of the Closing Date, nor shall suspension thereof been threatened as of the Closing Date;

(H) The representations and warranties of the Company shall be true and correct in all respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all respects as of such date), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription to be performed, satisfied or complied with by the Company at or prior to the Closing Date; and

(I) The Company shall have delivered to the Investors a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 1(c)(ii)(H) have been satisfied.

2.         Representations and Warranties of the Company.

The Company represents and warrants to the Investors as follows:

(a)        Organization and Authority.

(i)         The Company is a corporation limited by shares duly organized and validly existing under the laws of the State of Israel, and has the requisite corporate power and authority to own its properties and to carry on its business as described in the SEC Documents (as defined below). The Company is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have an adverse effect on the business of the Company.

(ii)       The Company has the requisite power and authority to enter into this Subscription and to perform all of its obligations hereunder and to issue the ADSs in accordance with the terms hereof.

(iii)      This Subscription has been duly authorized and executed by, and when delivered in accordance with the terms hereof will constitute a valid and binding agreement of, the Company enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity.

(iv)       The execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not (A) conflict with or result in a breach of the Company’s governing or organizational documents, (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the NASDAQ Capital Market (“NASDAQ”) and the Tel Aviv Stock Exchange) applicable to the Company or by which any property or asset of the Company or any of its subsidiaries is bound or affected except, in the case of clause (B) or (C) above, to the extent that such violations could not reasonably be expected to have a material adverse effect on the operations or the business of the Company and its subsidiaries, taken as a whole.

(b)        Issuance of ADSs; Capitalization.

(i)        The Ordinary Shares represented by the ADSs have been duly authorized for issuance and sale pursuant to this Subscription and, when issued and paid for in accordance with the terms of this Subscription, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances, preemptive rights and other claims and third party rights.

(ii)       The authorized capital stock of the Company is as set forth in the SEC Documents (as defined below). The issued and outstanding share capital of the Company has been duly authorized and validly issued and is fully paid and non-assessable.

(c)        Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person or entity in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Subscription in accordance with the terms hereof, other than: (i) issuing a press release and filing a Report on Form 6-K disclosing the material terms of the transactions contemplated hereby with the SEC within the time required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq, (ii) the filing with the SEC pursuant to the Section 7 hereof, (iii) the notice and/or application(s) to each applicable trading market for the issuance and sale of the ADSs and underlying Ordinary Shares and the listing of the ADSs and underlying Ordinary Shares trading thereon in the time and manner required thereby, (iv) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities laws.

(d)        SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed or furnished prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereafter referred to as “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)        Private Placement. Assuming the accuracy of the Investors’ representations and warranties in Section 3 below, no registration under the Securities Act is required for the offer and sale of the ADSs by the Company to the Investors contemplated hereunder.

(f)        No General Solicitation. The Company has not offered or sold the ADSs by any form of general solicitation or general advertising including, but not limited to, the methods described in Rule 502(c) under the Securities Act.

(g)        Reporting Company; Form F-3; Trading Restrictions under Israeli Law. The Company is eligible to register the Registrable Securities (as defined below) for resale by the Buyer on a registration statement on Form F-3 under the Securities Act. The Company is subject to the reporting requirements of the Exchange Act and has filed or furnished, as applicable, all reports required thereby. To the knowledge of the Company, there do not exist any facts or circumstances (including without limitation any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that reasonably could be expected to prohibit or delay in any material respect the preparation and filing of a Registration Statement (as defined below) with respect to the sale of the Registrable Securities by the Investors required to be filed by the Company pursuant to Section 7 hereof. None of the ADSs or the Ordinary Shares underlying the ADSs are, or upon issuance will be, subject to any transfer restrictions under Israeli law except for restrictions on resale of such securities pursuant to the Israeli Securities Law and the regulations promulgated thereunder.

(h)        Placement Agents. The Company has not engaged any placement agent, broker, finder, investment banker or other agent in connection with the offer or sale of the ADSs, and no placement agent, broker, finder, investment banker or other agent will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(i) No Integrated Offering. None of the Company, any of its affiliates or, to the knowledge of the Company, any person or entity acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the ADSs under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the ADSs to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of NASDAQ or the Tel Aviv Stock Exchange. None of the Company, any of its affiliates or, to the knowledge of the Company, any person or entity acting on their behalf will take any action or steps that would require registration of the issuance of any of the ADSs under the Securities Act or otherwise or cause the offering of any of the ADSs to be integrated with other offerings of securities of the Company in such a manner as to require registration of the issuance of any of the ADSs under the Securities Act.

(j) No Applicable Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of association (other than provisions relating to a staggered board of directors) which is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated by this Subscription, including, without limitation, the Company’s issuance of the ADSs and the Investors ownership of the ADSs.

(k)        Independent Accountants. Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited (“Auditor”), which has certified certain financial statements of the Company and delivered its report with respect to the audited financial statements and schedules included in the Company’s annual report on Form 20-F for the year ended December 31, 2018 (the “Form 20-F”) is an independent registered public accounting firm with respect to the Company as required by the Securities Act and the Exchange Act.

(l) Absence of Certain Changes. Since December 31, 2018, except as disclosed in the SEC Documents filed or furnished subsequent to the Form 20-F, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, results of operations, financial condition or prospects of the Company. Since December 31, 2018, except as disclosed in the SEC Documents filed or furnished subsequent to the Form 20-F, the Company has not (A) declared or paid any dividends, (B) sold any assets outside of the ordinary course of business or (C) made any capital expenditures outside of the ordinary course of business. The

Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(m)  No Undisclosed Events, Liabilities, Developments or Circumstances. To the knowledge of the Company, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or any of its respective businesses, properties, liabilities, results of operations, financial condition or prospects that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form F-1 filed with the SEC relating to an issuance and sale by the Company of any of its securities and which has not been publicly announced.

(n)        Foreign Corrupt Practices. None of the Company or its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not directly or indirectly use the proceeds of the offering of the ADSs hereunder, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity for the purpose of financing the activities of any person that, to the Company’s knowledge, is currently subject to any U.S. sanctions administered by OFAC.

(o)        Internal Accounting and Disclosure Controls. The Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset and liability accountability, (C) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. The Company has not received any notice or correspondence from any accountant or other person or entity relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company that has not been cured or otherwise resolved prior to the date hereof.

(p)        Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise could be reasonably likely to have a material adverse effect on the business or operations of the Company and its subsidiaries, taken as a whole.

3.         Representations and Warranties of the Investors.

Each Investor hereby represents and warrants to the Company as follows:

(a)        Organization and Authority.

(i)         Such Investor has the full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder.

(ii)       This Subscription has been duly authorized and executed by such Investor and, when delivered in accordance with the terms hereof, will constitute a valid and binding agreement of such Investor enforceable against the such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity.

(iii)      The execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not (A) conflict with or result in a breach of such Investor’s governing or organizational documents, (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations applicable to such Investor or by which any property or asset of such Investor is bound or affected except, in the case of clause (B) or (C) above, to the extent that such violations could not reasonably be expected to have a material adverse effect on the operations or the business of such Investor.

(b)        Information.

Such Investor acknowledges that it has had the opportunity to review this Subscription (including all exhibits and schedules thereto) and the SEC filings and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the ADSs and the merits and risks of investing in the ADSs; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(iii)      Such Investor has consulted to the extent deemed appropriate by such Investor with its own advisors as to the financial, tax, legal and other matters concerning an investment in the ADSs.

(iv)       Notwithstanding the foregoing, neither such inquiries nor any other investigation conducted by or on behalf of such Investor shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the representations and warranties of the Company contained herein.

(c)        Brokerage; Other Arrangements.

(i)         Such Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Subscription or the transactions contemplated hereby.

(ii)       Such Investor is not a party to any agreement or arrangement, whether written or oral, with any other party regarding the Company, including relating to management of the Company, exercise of shareholder rights in the Company or transfer of Company securities and including any voting agreement, shareholder agreement or any other agreement.

(d)       Ownership of ADSs.  As of the date hereof, the Investors hold no ADSs, no ordinary shares and no rights to acquire ADSs or ordinary shares of the Company in the aggregate, and neither Investor will not acquire additional Company securities from the date hereof until the Closing.

(e)        Private Placement.

(i)         Such Investor, either alone or together with its representatives, has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the ADSs, and has so evaluated the merits and risks of such investment. Such Investor is able to bear the economic risk of an investment in the ADSs and, at the present time, is able to afford a complete loss of such investment.

(ii)       Such Investor understands that the ADSs are being offered and sold to it in a transaction exempt from the registration requirements of the United States federal and state securities laws in reliance on Regulation D and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties and agreements of such Investor herein to determine the compliance of this transaction with Regulation D and the eligibility of such Investor to acquire the ADSs.

(iii)      At the time such Investor was offered the ADSs, it was, and at the date hereof it is, and on the date of the Closing it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(iv)       Such Investor understands that the ADSs have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred other than (A) outside of the United States accordance with Rule 904 under the Securities Act, (B) pursuant to an exemption from the registration requirements under the Securities Act, or (C) pursuant to an effective registration statement under the Securities Act, in each case in compliance with all applicable state securities laws and the securities laws of any other jurisdiction applicable to such sale, assignment or transfer.

(v)        Such Investor represents that it is acquiring the ADSs for its own account for investment purposes only and not with a view to or for distributing or selling such ADSs or any part thereof or any interest therein in violation of the Securities Act or any applicable state securities law,  has no present intention of distributing any of such ADSs in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such ADSs in violation of the Securities Act or any applicable state securities law.

(vi)       Such Investor will not reoffer or resell any of the ADSs (or the ordinary shares represented thereby) directly or indirectly to the public in Israel without a prospectus or any exemption therefrom under the Israeli Securities Law.

(f)        Short Sales.  As of the date hereof, other than the transactions contemplated hereunder, such Investor has not, directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Investor, executed any transactions in securities of the Company, including “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”), during the period commencing from the time that such Investor first became aware of the proposed transactions contemplated hereunder until the date hereof (the “Discussion Time”). Such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.         Legend.

(a)        Until such time as determined in accordance with Section 4(b) below, the  ADSs will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the ADSs):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”).  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

(b)        The Company shall cause the restrictive legend set forth in Section 4(a) to be removed from the ADSs if they are [***].  If at any time a legend is not required pursuant to this Section 4(b), upon request of either Investor the Company shall cause the Depositary to promptly, but not later than [***] Business Days (including Fridays) following the delivery by such Investor to the Depositary (with notice to the Company) of restricted ADSs (together with such customary opinions and documents required by the Depositary, and a proper instructions or instrument of transfer duly executed), at the request of such Investor, either (A) issue and deliver (or cause to be delivered) to such Investor a certificate representing the ADSs so delivered to the Depositary by such Investor, free from all restrictive and other legends, or (B) credit the aggregate number of ADSs represented by the restricted certificates so delivered to such Investor’s or its designee’s balance account with the Depositary Trust Company (“DTC”) through Deposit/Withdrawal at Custodian system (the date on which such credit is so required to be made to the balance account of such Investor or such Investor’s nominee with DTC or such certificate is required to be delivered to such Investor pursuant to the foregoing is referred to herein as the “Required Delivery Date”).

(c)        If the Depositary fails to (i) issue and deliver (or cause to be delivered) to such Investor by the Required Delivery Date a certificate representing ADSs so delivered to the Depositary by such Investor that is free from all restrictive and other legends or (ii) credit the balance account of such Investor’s or such Investor’s nominee with DTC for such number of ADSs so delivered to the Company (other than, in the case of this clause (ii), due to the failure of such Investor’s broker to initial the FAST process), and on or after the Required Delivery Date such Investor (or any other person or entity in respect, or on behalf, of such Investor) purchases (in an open market transaction or otherwise) ADSs or Ordinary Shares to deliver in satisfaction of a sale by such Investor to a non-affiliate of all or any portion of the number of ADSs or Ordinary Shares that such Investor so anticipated receiving from the Company without any restrictive legend, then, in addition to all other remedies available to such Investor, the Company shall, within [***] Business Days (including Fridays) after such Investor’s request, promptly honor its obligation to cause the Depositary to so deliver to such Investor a certificate or certificates or credit such Investor’s DTC account representing such number of ADSs or Ordinary Shares representing ADSs that would have been so delivered if the Company timely complied with its obligations hereunder (as the case may be) and pay cash to the Investor in an amount equal to the excess (if any) of the amount equal to such Investor’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs or Ordinary Shares so purchased over the product of (1) such number of ADSs or Ordinary Shares and (2) the price at which the sell order giving rise to Investor’s purchase obligation was executed.

5.         Covenant of the Investors Regarding Short Sales and Confidentiality

Each Investor hereby covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any transactions in securities of the Company, including Short Sales, during the period after the Discussion Time and ending at the time that the transactions contemplated by this Subscription are first publicly announced by the Company through a press release and/or Current Report on Form 6-K. Each Investor hereby covenants that until such time as the transactions contemplated by this Subscription are publicly disclosed by the Company through a press release and/or Current Report on Form 6-K, each Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

6. Covenant of the Company Regarding Right to Nominate Director

The Company hereby grants to the Investors the right to nominate one person for election to the Company’s board of directors (the “Board”) as provided in this Section 6.  The Company shall cause such nominee to be added to the Board under the Company’s  articles of association within  [***] of the Closing, subject to such nominee meeting applicable Israeli Companies Law and NASDAQ requirements and subject to the consent of the Board, which consent, subject to the Board’s exercising its fiduciary duties under applicable law, will not be unreasonably withheld.  At  the Company’s next annual meeting of shareholders (“Upcoming Shareholder Meeting”), subject to meeting applicable Israeli Companies Law and NASDAQ and subject to the consent of the Board, which consent shall, subject to each director’s fiduciary duties under applicable law, not be unreasonably withheld, the Company will recommend the Investors’ nominee to serve as a member of the Board for a three year term in accordance with the Company’s articles of association.   At such meeting, the Company will also propose to the shareholders (and the Investors agree to vote all their ADSs in favor of) an amendment to the Company’s articles of association providing that the term of office of any director elected to the Board, and originally nominated for election by the Investors by virtue of the nomination right pursuant to this Section 6 of the Subscription, shall be three years, but automatically expire at the first annual meeting of shareholders following the Upcoming Shareholder Meeting unless the Investors, at least 75 days prior to such first annual meeting of shareholders following the Upcoming Shareholder Meeting, evidences to the Company the Investors’ beneficial ownership, together with its affiliates, as such term is defined in Rule 405 of the Securities Act of 1933, as amended (“Affiliates”), of at least  [***] of the outstanding shares of the Company (not including shares underlying any option, but including the ADSs). If not so expired at the first annual meeting following the Upcoming Shareholder Meeting, the term of office of such director shall automatically expire at the second annual meeting of shareholders following the Upcoming Shareholder Meeting, unless the Investors, at least 75 days prior to such second annual meeting following the Closing, evidences to the Company its beneficial ownership, together with its Affiliates, of at least  [***] of outstanding shares of the Company (not including shares underlying any option, but including ADSs). In any event, the term of office of such director shall automatically expire at the third annual meeting of shareholders following the Upcoming Shareholder Meeting, unless such director is re-elected by the Company’s shareholders. The term of office in the event of re-election of such director or election of any other director nominated by the Investors at the third annual meeting of shareholders following the Upcoming Shareholder Meeting shall be three years (without automatic expiration), or such term as generally stipulated for elections of Board members in the Company’s articles of association. In the event that the shareholders do not approve such amendment, the election of the Board member nominated by the Investors shall be three years and the Investors agree to cause their Board nominee to resign from the Board if they do not hold, together with their Affiliates, at least  [***] of outstanding shares of the Company (not including shares underlying any option, but including ADSs).

7. Registration Rights

(a)        The Company shall:

(i)         as soon as practicable but in any event no later than  [***] following the Closing Date, (the “Filing Deadline”), prepare and file with the SEC a registration statement on Form F-3 (or, if the Company is not then eligible to register the ADSs and Ordinary Shares represented by the ADSs (the “Registrable Securities”) for resale on Form F-3, on another appropriate form in accordance with the Securities Act and the Exchange Act), to enable the resale of the Registrable Securities by the Investors in an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (such registration statement being referred to herein as the “Initial Registration Statement” and each registration statement required to be filed under this Section 8 being referred to herein as a “Registration Statement”); provided, however, that the Investors shall not be named as an “underwriter” in the Registration Statement without the Investors’ prior written consent;

(ii) use its reasonable best efforts, subject to receipt of necessary information from the Investors, to cause the SEC to declare the Initial Registration Statement effective as promptly as practicable, but in any event no later than the earlier of (A) the  [***] after the Company receives notice from the SEC that such Registration Statement will not become subject to review, or (B) the ninetieth (90th) day after the filing thereof or if later the one hundred (as applicable, the “Effective Deadline”);

(iii) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to a Registration Statement in compliance with applicable laws, any prospectus used in connection therewith (each, a “Prospectus”) and any document incorporated by reference therein as may be necessary to keep such Registration Statement current, effective and free from any material misstatement or omission to state a material fact until the earliest of (A) twelve months after the effective date of the Registration Statement and (B) such time as all ADSs covered by the Registration Statement, may be sold without volume limitations pursuant to Rule 144 (the “Effectiveness Period”);

(iv) furnish to the Investors with respect to the Registrable Securities registered under the Registration Statement (and to each underwriter, if any, of such Registrable Securities) such number of copies of the Registration Statement, and Prospectuses in conformity with the requirements of the Securities Act and such other documents as the Investors (or underwriter,

as applicable) may reasonably request in order to facilitate the public sale or other disposition of all or any of the Registrable Securities;

(v) file documents required of the Company for normal blue sky clearance in states specified in writing by the Investors and use its commercially reasonable efforts to maintain such blue sky qualifications during the Effectiveness Period; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented or subject the Company to any material tax (excluding, for the avoidance of doubt, any filing fees required in connection with such filing) in any such jurisdiction where it is not then so subject;

(vi) immediately notify the Investors, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder an amendment of such Registration Statement as may be necessary so that such Registration Statement shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(vii) bear all expenses in connection with the procedures in clauses (i) through (vi) of this Section 7(a) and the registration of the Registrable Securities pursuant to the Registration Statement, including any expenses incurred with respect to the duties of the Depositary pursuant to this Subscription (other than underwriting discounts or commissions, brokers’ fees and similar selling expenses and any other fees or expenses incurred by the Investors, including attorneys’ fees).]

8.         Covenants. For a period of 180 days following the Closing, the Investors shall not (and will cause their Affiliates not to) sell or offer to sell any ADSs, Ordinary Shares or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned or such Affiliate, or enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership or otherwise  publicly announce any intention to do any of the foregoing.  For purposes of this section, “Related Securities” shall mean any options or warrants or other rights to acquire American Depositary Shares or Ordinary Shares or any securities exchangeable or exercisable for or convertible into American Depositary Shares or Ordinary Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into American Depositary Shares or Ordinary Shares.

RESERVED.

9.         Miscellaneous

(a)        This Subscription constitutes the entire understanding and agreement among the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription.

(b)        This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party hereto, it being understood that the parties need not sign the same counterpart. Execution may be made by delivery by facsimile or by e-mail delivery of a “.pdf” format data file.

(c)        The provisions of this Subscription are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription and this Subscription shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely affect the economic rights of either party hereto.

(d)        All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier or sent via facsimile or by e-mail delivery and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company: as set forth on the signature page hereto.

To the Investors: as set forth on each Investor’s signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

(e)        No provision of this Subscription may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investors or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Subscription shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)        This Subscription shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

(g)        The parties agree that irreparable damage would occur if any provision of this Subscription were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RedHill Biopharma Ltd.
By:	/s/ Dror Ben Asher
	Name:	Dror Ben Asher
	Title:	Chief Executive Officer

By:	/s/ Micha Ben Chorin
	Name:	Micha Ben Chorin
	Title:	Chief Financial Officer
Address for Notices:
21Ha'arba'a Street
Tel Aviv 64739 21Israel

]Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COSMO PHARMACEUTICALS NV

By:	/s/ [***]
Name:	[***]
Title:	[***]

Address for Notices:
[***]
Email Address: [****]

COSMO TECHNOLOGIES LTD.

By:	/s/ [***]
Name:	[***]
Title:	[***]

Address for Notices:
[***]

Email Address: [***]

]Signature Page to Subscription Agreement]